UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
March 15, 2011
Date of Report (Date of earliest event reported)
Archipelago Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204

(Address of principal executive offices)	(Zip Code)
(800) 419-3191
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 15, 2011, Archipelago Learning, LLC, a wholly owned subsidiary of Archipelago Learning, Inc. (the “Company”) through which the Company conducts its operations, entered into an employment agreement with Donna Regenbaum, its Executive Vice President, Chief Strategy Officer. Pursuant to the terms of her employment agreement, Ms. Regenbaum will receive an annual base salary of $300,000, eligible for annual merit-based increases. Ms. Regenbaum will be eligible for an annual bonus of up to 50% of her earned salary if certain specified performance targets are met and up to 60% of her earned salary if such performance targets are exceeded. Ms. Regenbaum is eligible to participate in the Company’s stock option plan, and received an initial grant of 50,000 options for the Company’s common stock, par value $0.001 per share. The options will vest over a four year period, with 25% vested each year on the anniversary of issuance.
     Further, under the terms of Ms. Regenbaum’s employment agreement, if the Company terminates her employment without cause or if Ms. Regenbaum terminates her employment for good reason, the Company will pay her annual salary in accordance with its normal payroll practices for a period of 12 months following her termination. In addition, Ms. Regenbaum would be subject to non-competition and non-solicitation restrictions for a period of 12 months following her termination.
     Ms. Regenbaum’s employment agreement has an initial term of two years and shall automatically be extended annually unless notice is otherwise given by either party.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

Exhibit No.	Description

10.l	Employment Agreement, dated as of March 15, 2011, between Archipelago Learning, LLC and Donna Regenbaum

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.
/s/ Mark Dubrow
Name:	Mark Dubrow
Title:	Chief Financial Officer

Date: March 17, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of March 15, 2011, between Archipelago Learning, LLC and Donna Regenbaum